Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Bridgeway Funds, Inc. and to the use of our report dated August 28, 2008 on the financial statements and financial highlights of Aggressive Investors 1, Aggressive Investors 2, Ultra-Small Company, Ultra-Small Company Market, Micro-Cap Limited, Small-Cap Growth, Small-Cap Value, Large-Cap Growth, Large-Cap Value, Blue Chip 35 Index, and Balanced Funds, each a series of shares of Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

October 27, 2008